Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) REPORTS NET INCOME INCREASE OF 326% FOR THE SECOND QUARTER 2006

WASHINGTON, D.C. — August 14, 2006:  Bresler & Reiner, Inc. reported a 326% increase in net income for the second quarter 2006.  Net income was $11,790,000 or $2.15 per common share on revenues of $25,760,000 for the three months ended June 30, 2006.  Included in the reported results are $11,684,000 of after-tax gains on sales of depreciable properties, net of minority interest. For the comparable period in 2005, the Company reported net income of $2,765,000 or $0.50 per common share on revenues of $42,051,000.  Funds from operation for the three months ended June 30, 2006 were $6,165,000 or $1.13 per common share compared to $5,993,000 or $1.09 per common share for the same period in 2005.

For the six months ended June 30, 2006, the Company reported net income of $9,388,000 or $1.71 per common share on revenues of $48,724,000.  For the comparable period in 2005, the Company reported net income of $3,646,000 or $0.67 per common share on revenues of $69,749,000.  Funds from operations for the six months ended June 30, 2006 were $8,519,000 or $1.56 per common share compared to $10,333,000 or $1.89 per common share for the same period in 2005.

Sidney M. Bresler, Chief Executive Officer, stated that the increase in net income for the three months ended June 30, 2006 is due to the gains on the sales of depreciable properties.  The decrease in revenue for the three months ended June 30, 2006 is primarily due to fewer residential condominium units and lots sales due to the sell-out in 2005 of several development projects.  The increase in funds from operations for the three months ended June 30, 2006, reflects operations of the commercial properties the Company acquired subsequent to the first quarter of 2005, partially offset by the lower development sales.

Funds from operations is defined by the Company as net income computed in accordance with accounting principles generally accepted in the United States, excluding gains and losses, net of tax, on sales of depreciable property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.   The Company’s FFO and FFO per share for the three and six months ended June 30, 2006 and 2005 are calculated as follows (in thousands):

	Three months ended June30,		Six months ended June 30,
	2006	2005	2006	2005
Net income	$11,790	$2,765	$9,388	$3,646
Add: Depreciation and amortization including share of unconsolidated real estate joint ventures	6,059	4,315	11,625	7,774
Add: Income tax expense from property sales (net of minority interest share of taxes)	7,788	724	8,329	724
Less: Gain on sale of properties (net of minority interest)	(19,472)	(1,811)	(20,823)	(1,811)
Funds from operations	$6,165	$5,993	$8,519	$10,333
Net income per common share	$2.15	$0.50	$1.71	$0.67
Funds from operations per common share	$1.13	$1.09	$1.56	$1.89
Weighted average number of shares outstanding	5,477,212	5,477,212	5,477,212	5,477,212

About the Company:

Bresler & Reiner, Inc. owns and develops land and residential, commercial and hospitality properties, principally in the Washington, D.C.; Wilmington, Delaware; Philadelphia, Pennsylvania; Houston, Texas; Baltimore, Maryland and Orlando, Florida metropolitan areas, and the Delaware and Maryland Eastern Shore.

Supplemental Information:

SEC Filings (including Forms 10-K, 10-Q, 8-K and proxy materials) are available at www.breslerandreiner.com or may be requested in e-mail or hard copy formats.

For additional information, contact:

Robert O. Moore, CFO
Bresler & Reiner, Inc.
11200 Rockville Pike, Suite 502
Rockville, Maryland  20852

 (301) 945-4300, ext 150

This press release may contain forward-looking statements that are based on current estimates, expectations, forecasts and projections about us, our future performance, the industry in which we operate, our beliefs, and management’s assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of us.  Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or “would be,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include: our ability to compete effectively; our exposure to the credit risks of our tenants; our ability to recruit and retain key personnel; adverse changes in the local or general economy and market conditions; our ability to obtain necessary governmental permits and approvals; our ability to complete development projects in a timely manner and within budget; our ability to secure tenants for our projects and properties; our ability to sustain occupancy levels at our properties through keeping existing tenants and securing new ones; our ability to secure tenants for the residential and commercial properties that we develop; changes in the interest rate environment which will affect our ability to obtain mortgage financing on acceptable terms; future litigation; and changes in environmental health and safety laws.